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Exhibit 5.1

Tyco Electronics Ltd.
96 Pitts Bay Road, Second Floor
Pembroke HM 08, Bermuda

Zurich, 1 May 2009
368401/1044/a/x19312228

Re: Registration Statement on Form S-4

Dear Sir or Madam

        We have acted as special Swiss counsel to Tyco Electronics Ltd. (the "Company"), a Bermuda exempted company limited by shares, in connection with the change of the Company's place of incorporation from Bermuda to Switzerland by way of a discontinuance from Bermuda and a continuance as a Swiss corporation according to article 161 of the Swiss Code on Private International Law, whereby the Company transfers its domicile to Switzerland and reconstitutes itself as a corporation (Aktiengesellschaft) under the laws of Switzerland (the "Swiss Continuation") and the filing of a registration statement on Form S-4 (as such may be further amended or supplemented, the "Registration Statement") with the U.S. Securities and Exchange Commission ("SEC") in connection with the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of registered shares of the Company, with a nominal amount to be determined by a shareholders' meeting resolving the Swiss Continuation ("Common Shares"), existing as Swiss shares as from their registration in the relevant commercial register in Switzerland when the Company becomes incorporated under the laws of Switzerland.

        We have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

        As to whether the Common Shares of the Company are duly authorized, validly issued, fully paid and non-assessable under the laws of Bermuda, we have relied solely on the correctness of the opinion of Appleby, dated May 1, 2009, filed as an exhibit to the Registration Statement (subject to the assumptions, reservations and qualifications set forth therein) and we assume that such opinion will remain in full force and effect.

        Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that, if the Swiss Continuation is completed in the manner described in the Registration Statement, each Common Share of the Company outstanding immediately thereafter will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the proxy statement/prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,
Bär & Karrer AG
/s/ Ralph Malacrida Ralph Malacrida

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  Exhibit 5.1